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MVC CAPITAL, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES

John D. Chapman

Ron Avni

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On April 21, 2020, Wynnefield Capital, Inc. and its affiliates issued a press release announcing that it has submitted notice to MVC Capital, Inc. of its intent to nominate two candidates for election to the Board of Directors and present a stockholder proposal at MVC Capital, Inc.’s 2020 Annual Meeting of Stockholders.

A copy of the press release is filed herewith as Exhibit A.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with John D. Chapman and Ron Avni are participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of MVC Capital, Inc. (the “Company”). Wynnefield Capital intends to file a proxy statement (the “2020 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations and/or proposal.

Wynnefield Capital may be deemed to beneficially own 1,514,379 shares of the Company’s common stock, representing approximately 8.5% of the Company’s outstanding common stock. None of the other participants own any shares of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2020 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2020 Proxy Statement with the SEC, Wynnefield Capital intends to mail the definitive 2020 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2020 Proxy Statement and any other documents filed by Wynnefield Capital with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

EXHIBIT A

WYNNEFIELD CAPITAL NOMINATES TWO HIGHLY QUALIFIED DIRECTORS FOR ELECTION TO MVC CAPITAL BOARD

Management has presided over poor total shareholder returns, questionable investment decisions and declining market capitalization – all to the detriment of long-term shareholders

Nomination of strong director slate, with deep financial and public company expertise, follows MVC’s refusal to meaningfully engage in constructive dialogue with

Wynnefield Capital towards value enhancing strategic alternatives

NEW YORK, April 21, 2020 – Wynnefield Capital, Inc. (together with its affiliates, “Wynnefield” or Wynnefield Capital), beneficial owners of approximately 8.5% of the outstanding common stock of MVC Capital Inc. (NYSE: MVC) (“MVC” or the “Company”) today announced the nomination of two highly-qualified, independent candidates for election to MVC’s nine member Board of Directors at the Company’s 2020 Annual Meeting of Shareholders (“Annual Meeting”).

Wynnefield was compelled to make these nominations due to four primary reasons:

1.	MVC’s demonstrated inability to create sustained shareholder value, as evidenced by continuous underperformance versus prevailing indices, steep discounts to NAV and lackluster dividends compared to peers. Since November 2003, MVC’s total shareholder returns, including dividends, have underperformed the S&P 500 Index by a staggering 154.69% (205.89% over the past ten years, 29.50% over the past five years, 8.72 over the past three years and 6.79% over the last year).[1] In particular, Wynnefield believes that MVC’s failure to sell equity positions has hampered the Company from achieving a yield in line with other similar business development companies (“BDCs”).

2.	MVC’s poor corporate governance, highlighted by the ineffectiveness of a majority of the Board, who have presided over the Company’s unsuccessful investment decisions and dreary performance spanning close to two decades. For instance, Emilio Dominianni (88) has been a director of MVC for 17 years and William Taylor (77) has been a director for 14 years, yet both lack relevant experience.

3.	MVC’s unwillingness to engage in meaningful dialogue with Wynnefield Capital, its second largest shareholder, towards high value enhancing, strategic alternatives that would be in the best interests of the Company and its shareholders. These strategic alternatives are further outlined in Wynnefield’s previously submitted shareholder proposal, which it also intends to present at the Annual Meeting. The proposal requests that MVC’s stockholders adopt a resolution recommending that the Board immediately take all necessary steps within its power to commence the process of: (i) selling MVC to a strategic acquirer; (ii) liquidating its portfolio and returning proceeds to shareholders; or

[1] Performance measured through close of trading on February 28, 2020.

(iii) merging MVC with another BDC to achieve necessary scale, paving the way for lower operating expenses and higher dividends.

4.	Independent perspective. The best interests of the Company and its shareholders would be well served by refreshing the Board with Wynnefield Capital’s independent nominees, John Chapman and Ron Avni. Each bring deep financial analysis and public company expertise. If elected, Messrs. Chapman and Avni are committed to independently evaluating the alternative strategies that Wynnefield previously recommended to MVC’s Board on January 17, 2020, and to working collaboratively with their Board colleagues.

Nelson Obus, President of Wynnefield Capital. said, “As a significant and long-term shareholder, we are alarmed that most of MVC’s long-tenured Board members are, by all accounts, unwilling to act in the best interests of the Company. These long-tenured directors, have demonstrated an inability to effectively guide the Company, resulting in deep discounts between NAV and share price, poor investment decisions, decreasing market capitalization and lackluster shareholder returns as compared to peers. Likewise, they have presided over a company whose corporate governance standards are antiquated, at best.”

Mr. Obus continued, “We have, therefore, decided to nominate director candidates with the requisite financial and public company expertise to reposition MVC for success, with an eye towards returning capital to shareholders. If elected, our candidates will instill much-needed accountability, energy and fresh perspective to the Board. It is certainly time for change, as all the shareholders of MVC deserve a full Board that is capable of delivering shareholder value through sound business judgment.”

Wynnefield Capital’s director nominees are:

John D. Chapman (age 64)

-	Specializes in representing shareholder interests in connection with the operation and management of investment funds and ancillary assets.

-	Unique skillset, insights and qualifications to serve as a member of MVC’s Board and any of its committees.

-	Extensive legal, financial analysis and corporate governance expertise.

-	Served as the chairman, executive director, or non-executive director of a number of public companies, both domestically and globally.

-	CFA® Charterholder and member of the New York State Bar Association. Received a B.A. from Bates College and a Juris Doctorate from The University of Texas.

Ron Avni (44)

-	20 years of extensive financial, operational and investment management experience.

-	Track record of successfully creating shareholder value within distressed companies and transforming these companies in collaboration with key stakeholders.

-	Adviser to companies on investment and business strategies.

-	Served as a portfolio manager at QVT Financial LP, a multi-billion-dollar investment firm where, among other things, he led investment activities in closed-end fund arbitrage and related special situations globally.

-	Served as senior quantitative analyst and trader at Weiss Asset Management from 2003 to 2005, where he developed quantitative trading methodologies and software as well as managed a broad array of the firm’s business operations.

-	CFA® Charterholder. Received an AB in Physics, magna cum laude, from Harvard University and is enrolled in a PhD program at the University of Texas at Austin.

Additional biographical information regarding Wynnefield Capital’s director nominees will be included in Wynnefield Capital’s amended Statement of Beneficial Ownership on Schedule 13D to be filed with the SEC.

Kane Kessler, P.C. is providing legal counsel to Wynnefield Capital.

About Wynnefield Capital, Inc.

Established in 1992, Wynnefield Capital, Inc. is a value investor specializing in U.S. small cap situations that have company or industry specific catalysts.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with John D. Chapman and Ron Avni are participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of MVC Capital, Inc. (the “Company”). Wynnefield Capital intends to file a proxy statement (the “2020 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations and/or proposal.

Wynnefield Capital may be deemed to beneficially own 1,514,379 shares of the Company’s common stock, representing approximately 8.5% of the Company’s outstanding common stock. None of the other participants own any shares of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2020 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2020 Proxy Statement with the SEC, Wynnefield Capital intends to mail the definitive 2020 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2020 Proxy Statement and any other documents filed by Wynnefield Capital with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov).

Media Contact:

Mark Semer / Daniel Yunger
Kekst CNC
212.521.4800
mark.semer@kekstcnc.com / daniel.yunger@kekstcnc.com

Proxy Solicitor:

Saratoga Proxy Consulting

John Ferguson / Joe Mills

212.257.1311

info@saratogaproxy.com